EX 99-1

                                                          Global Credit Research

                                                                   Rating Action

                                                                     25 NOV 2002

MOODY'S DOWNGRADES VECTREN UTILITY HOLDINGS INC.'S DEBT AND THAT OF ITS RATED UTILITIES, INDIANA GAS AND SOUTHERN INDIANA GAS & ELECTRIC TO Baa1 (SR. UNS.); VUHI'S RATING FOR COMMERCIAL PAPER IS DOWNGRADED TO P-2 AND THE DEBT RATING OF VECTREN CAPITAL IS

Approximately $1.350 Billion of Debt are Affected
New York, November 25, 2002 -- Moody's Investor's Service downgraded to Baa1 the senior unsecured debt of Vectren Utility Holdings, Inc. (VUHI) a first-tier subsidiary of Vectren Corporation (Parent, no public debt outstanding) and intermediate holding company for its regulated utility subsidiaries Indiana Gas Company, Inc. (IGC), Southern Indiana Gas & Electric Co. (SIGECO) and Vectren Energy Delivery of Ohio (VEDO) which is unrated. VUHI's debt is guaranteed jointly and severally by its regulated utility subsidiaries, as it has no operating assets of its own. The regulated utility business accounts for over 70% of corporate earnings of Vectren. Also downgraded to Baa1 is the senior unsecured debt of IGC and SIGECO. VUHI's CP rating is downgraded to P-2. The outlook is stable.

Meanwhile, Moody's confirmed the Baa2 rating for the senior unsecured debt of Vectren Capital Corporation (VCC), the funding arm for Vectren's unregulated businesses. VCC's debt is guaranteed by the Parent, which requires the Parent to maintain a positive net worth and to provide funds for timely payment of VCC's debt service obligations. In event of VCC's default, lenders have recourse against the Parent, which in turn has the ability to extract dividends from the regulated utilities to fund cash needs of the unregulated businesses. From a state regulatory perspective, there are no statutory limitations in Indiana or Ohio regarding the amount or timing of dividend payments from any of the regulated utilities, nor is there any explicit requirement that they maintain minimum levels of equity or maximum levels of debt. By the same token, Vectren's unregulated businesses have in the past and will continue to have in the future, the ability to transfer capital to the utilities through the Parent, among the various entities. This corporate flexibility in managing funds flows between the two sides of the house is an important reason why the debt ratings on the non-regulated side of Vectren are notched only one level below those of the regulated side, rather than maintaining the previous three notch differential. Overall, the non-regulated side of Vectren has also demonstrated an ability to sustain profitability and generate cash flows that could be either retained in the business or used to supplement the capital growth requirements on the utility side.

This rating action concludes a review on the Vectren group commenced on August 27, 2002. Moody's action reflects the declining credit and fixed charge coverage measures over the past two years, which have been weaker when compared with those of its A2 rated utility peers. These credit measures were impacted by the effects of acquisitions and integration costs, high gas costs stemming from the 2000-2001 winter that culminated in increased levels of bad debt expenses, higher levels of debt financing, excise taxes and were followed by warmer than normal weather in the 2001-2002 winter which further depressed gas utility earnings. Moreover, unlike many other gas distribution companies, the Vectren gas utilities have been operating without the benefit of any weather normalization clauses or weather insurance in any of their jurisdictions and their weather mitigation efficiency is among the lowest in the industry. These structural differences when coupled with higher leverage of VUHI (retained cash flow to total debt of 11.3% and total debt to total capitalization of 59% vs. average of 16% and 48%, respectively, for "A2" rated utilities) serve to accentuate its credit measure deficiencies. On the EBIT/Interest Expense and Funds From Operations to Fixed Charge coverage side, VUHI's 2.7 and 3.9 do not compare favorably with the A2 utility averages of 3.8 and 4.4, respectively. Moody's notes that while the company plans on taking measures to specifically address certain weaknesses in its capital structure and that of its operating subsidiaries, these plans will take several quarters to implement and the effects of their benefit as well as those of future earnings growth will not be realized for some time.

On the NOx coal plant emissions front for SIGECO, Vectren advises that it has reached a settlement agreement with the Indiana Office of Utility Consumer Counselor for the recovery of environmental expenditures in the approximate amount of $244 million, allowing for cost recoveries to occur every six months (including a 12.25% cost of equity capital recovery) to bring its emissions in compliance with state and federal standards. While this settlement is still subject to Indiana Utility Regulatory Commission (IURC) approval, its acceptance would close a significant regulatory question that the company has with respect to covering these necessary, but "non-productive" costs of operation.

In arriving at a single senior unsecured long-term debt rating for the various utilities, Moody's notes that Vectren operates the three utility subsidiaries of VUHI as if they were one single utility division, with each company remitting dividends to the Parent as its earnings and capitalization permit, and each issuing debt through VUHI as its needs may dictate. Any future short or long-term debt needs would be issued through VUHI, which debt issuance would be jointly and severally guaranteed by IGC, SIGECO and VEDO. The rating also factors in the low returns on investments made by IGC for its 47% share and VEDO for its 53% share for purchasing the gas business from The Dayton Power and Light Company in 2000 at substantial premium; no returns on capital are currently earned on the goodwill portion of the acquisitions price.

Finally, while VCC has been unsuccessful in removing the $113MM rating triggers imbedded in its unsecured notes that mature over ten years, it has obtained the consent of its line banks to waive any cross-default that may arise in its $170MM bank facility on account of a rating trigger occurrence. Furthermore, Vectren is taking measures to improve the liquidity and capitalization of the non-regulated side of the business to better enable the funding of any such potential cash call. Moody's will monitor the company's progress in this area.

The stable outlook is predicated on the assumption that the NOx settlement will be approved by the IURC, Vectren Corporation will issue new equity capital in 2003 to enable its operating subsidiaries to strengthen their balance sheets and that the earnings and cash flows on both the regulated and unregulated businesses continue to improve.


The following ratings are affected:

VUHI - from A2 senior unsecured debt to Baa1, from P-1 Commercial Paper to P-2;

IGC - from A2 senior unsecured debt to Baa1;

SIGECO - from A1 senior secured notes and First Mortgage Bonds to A3, from A2 long-term issuer rating to Baa1, from VMIG 1 pollution control revenue bonds to VMIG 2;

VCC - Baa2 senior unsecured notes, confirmed.

Vectren Corporation is based in Evansville, Indiana and is the holding company for the company's non-regulated businesses and gas and electric regulated utility businesses. Its first-tier subsidiaries include Vectren Capital Corporation and Vectren Utility Holdings, Inc., whose subsidiaries in turn include Indiana Gas Company, Inc. and Southern Indiana Gas and Electric Company. The non-regulated businesses consist principally of energy marketing and services, coal mining, utility infrastructure services and broadband.


New York
John Diaz
Managing Director
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653


New York
Edward H. Tan
Vice President - Senior Analyst
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653